EXHIBIT (d)(2)(ii)

First Amendment to

Tender Offer and

Support Agreement

This First Amendment dated as of June 7, 2006 to the Tender Offer and Support Agreement dated as of March 2, 2006 by and between Foodarama Supermarkets, Inc. , a New Jersey corporation (the “Company”), and Saker Holdings Corp., a Delaware corporation (“Purchaser”).

WHEREAS, the Company and Purchaser have entered into that certain Tender Offer and Support Agreement dated as of March 2, 2006 (the “Agreement”);

WHEREAS, the Company and Purchaser wish to amend (i) the definition of “GMAC Letter” contained in Section 1 of the Agreement to reflect the issuance of an Amended and Restated Commitment Letter dated as of November 23, 2005 by GMAC Commercial Finance LLC to Purchaser on June 6, 2006 and (ii) Section 2(c)(i) of the Agreement to, among other things, extend the Outside Date (as defined in the Agreement) to July 21, 2006;

NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein and other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	The definition of GMAC Letter” contained in Section 1 of the Agreement is hereby amended and restated to read in its entirety as follows:

‘“GMAC Letter” means the amended and restated commitment letter dated as of November 23, 2005 issued by GMAC Commercial Finance LLC to Purchaser on June 6, 2006.”

2.	Extension on Outside Date. Clause (B) of Section 2(c)(i) is hereby amended and restated to read in its entirety as follows:

“(B) Purchaser reasonably determines that such condition to the Offer is not capable of being satisfied on or prior to July 21, 2006 or such later date as to which the commitment of GMAC Commercial Finance LLC under the GMAC letter shall have been extended, ...”

3.

Counterparts. This First Amendment to Tender Offer and Support Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Tender Offer and Support Agreement as of the date first above written.

FOODARAMA SUPERMARKETS, INC.
By:	/s/ Michael Shaprio
Name:	Michael Shapiro
Title:	Senior Vice President, Treasurer and
Chief Financial Officer
SAKER HOLDINGS CORP.
By:	/s/ Richard J. Saker
Name:	Richard J. Saker
Title:	President